Exhibit 10.2

Date: June 7, 2019 (as revised June 10, 2019)

SEPARATION AGREEMENT AND GENERAL RELEASE

The purpose of this Confidential Separation Agreement and General Release (the “Agreement”) is to set forth the terms of Rosamund Else-Mitchell’s (“you” or “your”) separation from Houghton Mifflin Harcourt Publishing Company and/or any of its affiliates (collectively, the “Company”) effective June 28, 2019 (the “Separation Date”) and your eligibility for the Separation Benefits described below. You are entitled to the Separation Benefits only if you agree to and comply with the terms of this Agreement.

In consideration of the mutual promises and agreements contained herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, you and the Company agree as follows:

1.    Separation of Employment. Your employment with the Company will end at the close of business on the Separation Date. You acknowledge that from and after the Separation Date, you will have no authority to, and shall not represent yourself as an employee or agent of the Company. The Company shall not have the right to involuntarily terminate your employment prior to the Separation Date other than for Cause. In the event of the Company’s involuntary termination of your employment for Cause, you shall not be entitled to any Separation Benefits (defined below) and the Company reserves all forfeiture and recoupment rights under any other Company plans or policies. For purposes of this Agreement, “Cause” shall have the meaning given such term in the Houghton Mifflin Harcourt Publishing Company ELT Severance Plan.

2.    Separation Benefits. Subject to the terms of this Agreement (including that you sign and return this Agreement to the Company by June 14, 2019 and comply with its terms), and your subsequent execution of a second general release of claims (in addition to the release of claims provided in Paragraph 6 hereof) in the form attached hereto as Attachment 1 (the “Release”) (which Release shall be executed and delivered no earlier than the Separation Date but not later than 21 days following the Separation Date) and such Release becoming effective after the expiration of seven days following your execution thereof without your revocation of the Release, and provided that you have not rescinded the non-competition obligations set forth in Paragraph 9(e) below within seven business days after signing this Agreement, the Company will provide you with the following benefits, (collectively, the “Separation Benefits”):

(a)    Separation Pay. The Company will pay you 52 weeks of separation pay at your current weekly rate of $10,096.15, less required withholdings and deductions in accordance with the Company’s normal payroll schedule and practice (“Separation Pay”). The Company will make the first payment as soon as practicable following the later of (i) your timely execution of this Agreement, (ii) your timely execution of the Release, (iii) the expiration of the revocation period contained in the Release, without your revocation, and (iv) your compliance with the obligations set forth in Paragraph 9(b) below. The first payment will cover the time period from the day after your Separation Date until the first practicable regularly scheduled pay date following your execution of the Release and the end of the revocation period. In no event will payments be made later than the last day of the second taxable year following the taxable year in which the Separation Date occurs.

(b)    Repayment Waiver. The Company will waive the requirement under the Employee Relocation Expense Repayment Agreement dated August 21, 2018 that you repay the relocation expenses the Company paid in connection with your move to Boston, MA.

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You shall remain eligible for the Separation Pay even if you secure other employment with an employer other than the Company or any of its affiliates prior to or while receiving Separation Pay. If you become re-employed by the Company or any of its affiliates while receiving Separation Pay, you shall have no further right to any unpaid or unused Separation Pay, which shall end immediately upon rehire. You acknowledge and agree that you would not be entitled to the Separation Pay if you had not signed this Agreement and entered into the Release.

3.    Unused Vacation. As of the date of this Agreement, you have 23.24 hours of accrued but unused vacation. Any accrued but unused vacation as of the Separation Date will be paid to you with your final pay even if you do not sign this Agreement.

4.    Employee Benefits. Except as set forth in this Agreement or as otherwise required by applicable law, your participation in and rights under any Company employee benefit plans and programs will be governed by the terms and conditions of those plans and programs, which may be amended, modified, suspended or terminated by the Company at any time for any or no reason to the extent permitted by law.

5.    Stock Options and Restricted Stock. Nothing in this Agreement is intended to modify the Company’s or your rights and obligations (and restrictions on such rights and obligations, including but not limited to those in the Company’s Securities Trading Policy) with respect to awards of stock options, time-based restricted stock units (“RSUs”), performance-based restricted stock units (“PSUs”) or any other outstanding equity awards (collectively, “Awards”) made under the Houghton Mifflin Harcourt Company 2015 Omnibus Incentive Plan (“OIP”), including without limitation your right to exercise vested options for 90 days following the Separation Date and your forfeiture of all RSUs, PSUs and other Awards that, in each instance, have not vested on or before the Separation Date. The terms of the applicable Award agreements and plan documents remain in effect with respect to such Awards.

6.    Release of Claims.

(a)    You, and anyone claiming through you or on your behalf, waive the right to assert and further agree to release and discharge the Company and the other Released Parties (as defined below) with respect to any and all Claims (as defined below), whether currently known or unknown, that you now have, have ever had, or may ever have against the Company and any of the other Released Parties arising from or related to any fact, agreement, act, omission, or thing occurring or existing at any time prior to or on the date on which you sign this Agreement. Without limiting the foregoing, the Claims released by you hereunder include, but are not limited to:

(i)    all Claims for or related in any way to your employment, compensation, other terms and conditions of employment, or termination from employment with the Company, including without limitation all claims for salary, wages, bonus, incentive, commission, stock, stock options (including all Claims under the OIP and the Awards, except for Claims related to vested stock options, RSUs and PSUs), severance pay, employee benefits or any other compensation or benefit;

(ii)    all Claims that were or could have been asserted by you or on your behalf: (A) in any federal, state, or local court, commission, or agency; (B) under any common law theory; or (C) under any contract, tort, federal, state, or local law, statute, regulation, ordinance, constitutional provision, administrative code, rule or executive order; and

(iii)    all Claims that were or could have been asserted by you or on your behalf arising under any of the following laws, as amended from time to time: Title VII of the Civil Rights Act of 1964; the Americans with Disabilities Act; the Genetic Information Nondiscrimination Act; the Equal Pay Act of 1963; the Rehabilitation Act of 1973; the National Labor Relations Act; the Employee Retirement Income Security Act; the Family and Medical Leave Act; the Worker Adjustment and Retraining Notification Act; the Uniformed Services Employment & Reemployment Rights Act; the Massachusetts Fair Employment Practices Act; M.G.L. c. 151B, § 1 et seq.; the Massachusetts Civil Rights Act, M.G.L. c. 12, §§ 11H and 11I; the Massachusetts Equal Rights Act, M.G.L. c. 93, § 102 and

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M.G.L. c. 214, § 1C; the Massachusetts Labor and Industries Act, M.G.L. c. 149, § 1 et seq.; the Massachusetts Payment of Wages Act, M.G.L. c. 149, §§ 148 et seq.; the Massachusetts Equal Pay Act, M.G.L. c. 149, §105A et seq., the Massachusetts Privacy Act, M.G.L. c. 214, § 1B; and the Massachusetts Maternity Leave Act , M.G.L. c. 149, § 105(d), and all other federal, state and local laws, statutes, regulations or ordinances, including any “whistleblower” law, statute, regulation or ordinance, prohibiting discrimination or pertaining to employment.

(b)    Notwithstanding the foregoing terms, you do not waive or release (i) any claim for the Separation Pay; (ii) any right or claim that may not legally be waived; (iii) any vested benefits under the Company’s employee benefit plans and programs; (iv) your rights to indemnification and defense, if any, pursuant to the Company’s certificate of incorporation and by-laws; or (v) your rights, if any, under the Company’s D&O insurance policies.

(c)    The term “Released Parties” as used in this Agreement means: (i) the Company and its past, present, and future parents, divisions, subsidiaries, partnerships, affiliates, and other related entities (whether or not they are wholly owned); (ii) the past, present, and future owners, trustees, fiduciaries, administrators, shareholders, directors, officers, partners, agents, representatives, members, associates, employees and attorneys of each entity listed in subpart (i) above; and (iii) the predecessors, successors, and assigns of each entity listed in subparts (i) and (ii) above.

(d)    The terms “Claim” and “Claims” as used in this Paragraph 6 are intended to be as broad as the law allows and mean any and all charges, complaints, and other forms of action against any of the Released Parties, seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages, or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, liquidated damages, treble damages, consequential damages, attorneys’ fees and any other costs) against any of the Released Parties.

(e)    This Release does not prohibit you from filing a charge of discrimination with the Equal Employment Opportunity Commission (“EEOC”) or any state or local human rights agency. Nor does this Agreement prevent you from participating in any investigation or proceeding conducted by the EEOC or any state or local agency. However, the Agreement does preclude the recovery of monetary damages, including attorneys’ fees and costs, against the Released Parties for any charge or claim of discrimination and you hereby waive any right to any relief, including the right to damages, attorneys’ fees and costs in connection with any charge or claim for discrimination.

7.    Representations.

(a)    You represent and warrant that: (a) you have not filed any complaint, charge or claim or initiated any other legal proceedings against any of the Released Parties; (b) no such proceedings have been initiated against any of the Released Parties on your behalf; (c) you are the sole owner of the claims that are released in Paragraph 6 above; (d) none of these claims has been transferred or assigned or caused to be transferred or assigned to any other person, firm or other legal entity; and (e) you have the full right and power to grant, execute, and deliver the releases, undertakings, and agreements contained in this Agreement.

(b)    The Company represents that it is not aware of any basis for the Company to bring a claim against you in connection with your actions while employed by and on behalf of the Company.

8.    No Compensation Owing. Except as provided in this Agreement, you acknowledge and agree that you are not entitled to and will not receive any payments (other than for earned but unused vacation, if any, and unpaid base salary earned through the Separation Date), benefits, or recovery of any kind from the Company or other Released Parties, including but not limited to any salary, wages,

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commissions, incentive, holiday pay, stock options, stock, bonuses or severance. In the event of any further proceedings whatsoever based upon any matter released herein, the Company and each of the other Released Parties shall have no further monetary or other obligation of any kind to you, including without limitation any obligation for any costs, expenses and attorneys’ fees incurred by or on behalf of you.

9.    Company Property; Restrictive Covenants. You acknowledge and agree to the following:

(a)    Acknowledgements. You understand and acknowledge that by virtue of your employment with the Company, you had access to and knowledge of Confidential Information (defined below), were in a position of trust and confidence with the Company and benefitted from the Company’s goodwill. You understand and acknowledge that the Company invested significant time and expense in developing the Confidential Information and goodwill. You further understand and acknowledge that the restrictive covenants below are necessary to protect the Company’s legitimate business interests in its Confidential Information and goodwill. You further understand and acknowledge that the Company’s ability to reserve these for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company and that the Company would be irreparably harmed if you violate the restrictive covenants below.

(b)    Company Property. By no later than the Separation Date, you shall return all documents (whether in hard copy or electronic form) and other property of the Company and the other Released Parties, including all property containing any Confidential Information (defined below), to the Company and you shall not retain any copies thereof. Notwithstanding the terms of Paragraph 2, none of the Separation Benefits will be paid or available to you until you have returned all Company property, paid any and all personal charges charged to your Company-issued credit card or any other Company account, and repaid any and all cash advances or other advances (including but not limited to any advance of vacation time not yet accrued) provided to you by the Company.

(c)    Non-Disclosure of Confidential Information. You shall abide by all common law and/or statutory obligations relating to protection and non-disclosure of the Company’s Confidential Information. Additionally, you shall regard and preserve as confidential all Confidential Information pertaining to the Company that has been obtained by you in the course of employment with the Company, whether such information is in your memory or in writing or other physical or electronic form. Except as required by law, you will not, without written consent and authority from the Company, directly or indirectly, use for your benefit or purpose or disclose to others any Confidential Information. Further, the terms of the Confidentiality and Intellectual Property Agreement dated May 6, 2016 are incorporated herein and shall survive the signing of this Agreement and you hereby reaffirm your obligation to abide fully by the provisions of such agreement. To the extent that such incorporated agreement provides for greater obligations with regard to confidential or proprietary information, then the terms affording the Company the broadest protection shall apply.

(d)    Confidential Information. “Confidential Information” as used in this Agreement includes all trade secrets and confidential and proprietary information of the Company, including all (i) Financial Information, such as the Company’s or any of its affiliates’ earnings, assets, debts, prices, pricing structure, volume of purchases, business plans, sales or other financial data, services and operations; (ii) Marketing Information, such as details about ongoing or proposed marketing programs or agreements by or on behalf of the Company or any of its affiliates, sales forecasts, test market information or results of marketing efforts or information about impending transactions; (iii) Personnel Information, such as employee’s personally identifiable information, medical histories, compensation or other terms of employment, actual or proposed promotions, hirings, resignations, disciplinary actions, terminations or reasons therefore, training methods, performance, or other employee information; (iv) Customer Information, such as any compilation of past, existing or prospective customer’s names, addresses or backgrounds, records of purchases ad prices, proposals or agreements between customers and the Company or any of its affiliates, status of customer’s accounts or credit or related information

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about actual or prospective customers; (v) Product Information, such as product designs, patterns, devices, plans for new products, line extensions, manufacturing and distribution processes and related information; and (vi) Other Information that the Company or any of its affiliates maintains as confidential and uses to conduct its business or gain competitive advantage. “Confidential Information” does not include information that lawfully is or has become generally known to the public other than through my breach of my obligations to the Company.

(e)    Non-Competition. Because of the Company’s legitimate business interest as described in this Agreement and the good and valuable consideration offered to you, and in connection with the cessation of your employment, for a period of one year after the Separation Date (the “Restricted Period”), you shall not directly or indirectly, own, manage, operate, control, consult with, be employed by or participate in the ownership, management, operation or control of any of the following companies or their parents, divisions, subsidiaries, partnerships, affiliates, successors or other related entities (whether or not they are wholly owned): McGraw-Hill (including the combined McGraw-Hill and Cengage entity should the proposed merger of the two close), Pearson, Scholastic and Curriculum Associates (“Restricted Companies”). For the avoidance of doubt, you have seven business days following the date you sign this Agreement to rescind your acceptance of this Paragraph 9(e); provided, however, that you acknowledge that, should you so rescind, you will not be eligible to receive any of the Separation Benefits and you will remain subject to the continuing obligations set forth in the Non-Competition and Non-Solicitation Agreement previously entered into between you and the Company on April 22, 2015.

(f)    Non-Solicitation; Non-Hire. You understand and acknowledge that the Company has expended and continues to expend significant time and expense in recruiting and training its personnel and that the loss of personnel would cause significant and irreparable harm to the Company. During the Restricted Period, (i) you shall not, directly or indirectly, employ, solicit for employment or otherwise contract for the services of any employee of, independent contractor engaged by or contingent personnel assigned to the Company at the time of this Agreement or who shall subsequently become an employee, independent contractor or contingent personnel of the Company during the Restricted Period; provided, however, this subparagraph (f) shall not apply to your personal assistant as of the Separation Date; and (ii) you shall not solicit, on behalf of the Restricted Companies, any person or entity who is, or was at any time within the 12 months prior to the Separation Date, a customer of the business conducted by the Company.

(g)    Blue Pencil. You and the Company further acknowledge that the time, scope, geographic area and other provisions of this Agreement have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable under the circumstances of the activities contemplated by this Agreement. In the event that the covenants in this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, they shall be interpreted to extend only over the maximum period of time for which they may be enforceable and/or over the maximum geographical area as to which they may be enforceable and/or to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court in such action.

(h)    Non-Disparagement. Except as required by law, or as otherwise permitted by Paragraph 9(k) below, you shall not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Company or its officers, directors, employees, or advisors; or their respective businesses or reputations. The Company shall instruct its directors and officers at the level of Executive Vice President and above, except as required by law, not to make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage you or your business or reputation.

(i)    Enforcement. You acknowledge that a breach or threatened breach of the covenants contained in this Paragraph 9 may cause irreparable damage to the Company and its affiliates, the exact amount of which will be difficult to ascertain and that the remedies at law for any such breach or

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threatened breach will be inadequate. Accordingly, you agree that if you breach or threaten to breach any of the covenants contained in this Paragraph 9, in addition to any other remedy which may be available at law or in equity, the Company shall be entitled to specific performance and injunctive relief without posting a bond, and you hereby waive the adequacy of a remedy at law as a defense to such relief. You further acknowledge and agree that, while the non-solicitation obligations above are essential to the protection of the Company’s legitimate business interests, such interests cannot adequately be protected without the non-competition obligations set forth in Paragraph 9(e).

(j)    Confidentiality of Agreement. Except as required by law, or as otherwise permitted by Paragraph 9(k) below, you shall not disclose the existence or terms of this Agreement to any third parties with the exception of your financial advisor(s), attorney(s), and immediate family member(s), provided that each such person shall be bound by this confidentiality provision and you shall ensure such confidentiality, as well as the office of unemployment, taxing authorities and bank personal if requested to do so. You will give the Company immediate notice and a copy of any subpoena or other legal requirement that you make any otherwise prohibited disclosure, prior to making any such disclosure to the extent practicable.

(k)    Nothing in this Agreement or elsewhere prohibits you from communicating with government agencies about possible violations of federal, state or local laws or regulations or otherwise providing information to any government agency, regulator, or legal authority, filing a complaint with any government agency, participating in government agency investigations or proceedings, or making other disclosures that are protected under the whistleblower provisions of federal, state or local laws or regulations. You are not required to notify the Company of any such communications; provided, however, that nothing herein authorizes the disclosure of information that you obtained through a communication that was subject to the attorney-client privilege. Further, notwithstanding your confidentiality and nondisclosure obligations, you are hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to an attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

(l)    Forfeiture; Other Relief. You acknowledge and agree that the requirements of this paragraph are among the material inducements for the Company to enter into this Agreement. A breach of any provision in this Paragraph 9 shall constitute a material breach of this Agreement and, in addition to any other legal or equitable remedy available to the Company, shall entitle the Company to (i) recover any Separation Pay paid to you, and (ii) stop providing you with any additional Separation Pay.

(m)    Announcements. The Company shall afford you a reasonable opportunity to review and comment on any public or internal announcements concerning the termination of your employment with the Company.

10.    Cooperation. The Company is, and/or may become, involved in disputes with third parties or regulatory investigations concerning matters relating to your employment or areas of responsibility at the Company. You agree to (i) provide, at such times and in such locations as shall not unreasonably interfere with your personal and professional commitments, truthful and reasonable cooperation to the Company including, but not limited to, your appearance at interviews with attorneys representing the Company, depositions, or court testimony pertaining to such matters whether or not formal proceedings have already been commenced and through the conclusion of such matters or proceedings, and (ii) provide the Company with all documents in your possession or control relating to such matters, provided that the Company will reimburse you for all reasonable travel expenses, including lodging and meals incidental to such cooperation.

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11.    No Admission. Nothing in this Agreement is intended to or shall be construed as an admission by the Company or any of the other Released Parties that any of them violated any law, interfered with any right, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to you or otherwise. The Company and the other Released Parties expressly deny any such illegal or wrongful conduct.

12.    No Third-Party Beneficiary. The Separation Benefits described in this Agreement do not confer any right to a benefit upon any other individual or any employee of the Company. The Company specifically reserves its right to amend, modify or terminate the terms and conditions of separation offered to any other employee, and the terms of this Agreement shall not create any right or expectation in any other individual that he or she is entitled to or will receive the same or a similar benefit.

13.     ADEA Waiver Information/Revocation Period/Effective Date. It is the Company’s intent to make certain that you fully understand the provisions and effects of the Release, including your waiver and release of claims. By signing the Release you will be acknowledging that you knowingly and voluntarily entered into the Release with the purpose of waiving any rights and releasing any claims under the Age Discrimination in Employment Act of 1967 (the “ADEA”). Specifically, you will be acknowledging and agreeing that:

(i)	The Release is worded in an understandable way;

(ii)	You waive any rights and release all claims arising under the ADEA;

(iii)	You do not waive claims under the ADEA that may arise after the date you sign the Release;

(iv)	The consideration given by the Company for the waiver of your rights and release of claims is in addition to anything of value to which you are already entitled;

(v)	You are being advised by this writing to consult with an attorney prior to executing the Release;

(vi)	You will have at least 21 days to consider the Release (although you may voluntarily choose to sign the Release on, but no earlier than, the Separation Date);

(vii)	Any changes made to this Agreement, whether material or immaterial, will not restart the running of this 21-day period;

(viii)

You may revoke the waiver of rights and release of any ADEA (age discrimination) claims covered by the Release within seven days of the date you sign the Release by providing a signed, written notice of the decision to revoke to William Bayers, EVP and General Counsel at the Company; and

(ix)	The Release will not be effective until the date upon which the revocation period has expired without your revocation, which will be the eighth calendar day after the date you sign the Release.

14.    Entire Agreement/Waiver/Choice of Law/Jury Waiver.

(a)    You acknowledge and agree that, with the exception of any agreements incorporated in Paragraph 9(c) above, this Agreement supersedes any and all prior or contemporaneous oral and/or written agreements between you and the Company and sets forth the entire agreement between you and the Company; provided, however, that the Non-Competition and Non-Solicitation Agreement previously executed between you and the Company shall remain in full force and effect and shall not be superseded until the end of the seventh business day following your execution of this Agreement, provided further, that you have not rescinded your agreement to the non-competition restrictions set forth in Paragraph 9(e) during such period. No variations or modifications of this Agreement shall be deemed valid unless reduced to writing and signed by you and the Company.

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(b)    The failure of the Company to seek enforcement of any provision of this Agreement in any instance or for any period of time shall not be construed as a waiver of such provision or of the Company’s right to seek enforcement of such provision in the future.

(c)    This Agreement shall be deemed to have been negotiated and made in Massachusetts, shall take effect as an instrument under seal within Massachusetts, and shall be governed by and construed in accordance with the laws of Massachusetts, without giving effect to conflict of law principles.

(d)    You agree that any action, demand, claim or counterclaim relating to the terms and provisions of this Agreement, or to its breach, shall be commenced in Massachusetts in a court of competent jurisdiction, and further acknowledge that venue for such actions shall lie exclusively in Massachusetts and that material witnesses and documents would be located in Massachusetts. You also agree that a court in Massachusetts will have personal jurisdiction over you and you waive any right to raise a defense of lack of personal jurisdiction by such a court.

(e)    Both parties hereby waive and renounce in advance any right to a trial by jury in connection with any action, demand, claim or counterclaim relating to the terms and provisions of this Agreement, or to its breach.

(f)    If any provision of this Agreement is held to be unenforceable, such provision shall be considered to be distinct and severable from the other provisions of this Agreement, and such unenforceability shall not affect the validity and enforceability of the remaining provisions. If any provision of this Agreement is held to be unenforceable as written but may be made enforceable by limitation, then such provision shall be enforceable to the maximum extent permitted by applicable law.

(g)    Section headings in this Agreement are used for convenience or reference only and shall not affect the meaning of any provision of this Agreement.

15.    Counterparts. The parties may execute this Agreement in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of this Agreement by facsimile, email in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document has the same effect as delivery of an executed original of this Agreement.

16.    Voluntary Agreement. By executing this Agreement, you acknowledge that you have been afforded sufficient time to understand the terms and effects of this Agreement, that you are being advised to consult with an attorney prior to executing this Agreement, that your agreements and obligations hereunder are made voluntarily, knowingly and without duress, and that neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

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To accept the terms of this Agreement, please sign and date this Agreement, initial each page, and return the signed and initialed copy of this Agreement to William Bayers, EVP and General Counsel at the Company no later than June 14, 2019.

THE PARTIES STATE THAT THEY HAVE READ AND UNDERSTAND THE TERMS OF THIS AGREEMENT AND KNOWINGLY AND VOLUNTARILY INTEND TO BE BOUND BY THEM:

ROSAMUND ELSE-MITCHELL		HOUGHTON MIFFLIN HARCOURT PUBLISHING COMPANY

/s/Rosamund Else-Mitchell		By:	/s/William F. Bayers

Date:	6/11/19	Title:	EVP and General Counsel

		Date:	6/11/19

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ATTACHMENT 1

GENERAL RELEASE OF CLAIMS

In exchange for the mutual promises and consideration set forth in the Confidential Separation Agreement and General Release previously signed by me (“Agreement”), I, Rosamund Else-Mitchell and anyone claiming through me or on my behalf, waive the right to assert and further agree to release and discharge the Company and the other Released Parties with respect to any and all Claims whether currently known or unknown, that I now have, have ever had, or may ever have against the Company and any of the other Released Parties arising from or related to any fact, agreement, act, omission, or thing occurring or existing at any time prior to or on the date on which I sign this General Release of Claims (“Release”). Without limiting the foregoing, the Claims released by me hereunder include, but are not limited to:

(a)    all Claims for or related in any way to my employment, compensation, other terms and conditions of employment, or termination from employment with the Company, including without limitation all claims for salary, wages, bonus, incentive, commission, stock, stock options, severance pay, employee benefits or any other compensation or benefit;

(b)    all Claims that were or could have been asserted by me or on my behalf: (A) in any federal, state, or local court, commission, or agency; (B) under any common law theory; or (C) under any contract, tort, federal, state, or local law, statute, regulation, ordinance, constitutional provision, administrative code, rule or executive order; and

(c)    all Claims that were or could have been asserted by me or on my behalf arising under any of the following laws, as amended from time to time: the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; Title VII of the Civil Rights Act of 1964; the Americans with Disabilities Act; the Genetic Information Nondiscrimination Act; the Equal Pay Act of 1963; the Rehabilitation Act of 1973; the National Labor Relations Act; the Employee Retirement Income Security Act; the Family and Medical Leave Act; the Worker Adjustment and Retraining Notification Act; the Uniformed Services Employment & Reemployment Rights Act; the Massachusetts Fair Employment Practices Act; M.G.L. c. 151B, § 1 et seq.; the Massachusetts Civil Rights Act, M.G.L. c. 12, §§ 11H and 11I; the Massachusetts Equal Rights Act, M.G.L. c. 93, § 102 and M.G.L. c. 214, § 1C; the Massachusetts Labor and Industries Act, M.G.L. c. 149, § 1 et seq.; the Massachusetts Payment of Wages Act, M.G.L. c. 149, §§ 148 et seq.; the Massachusetts Equal Pay Act, M.G.L. c. 149, §105A et seq., the Massachusetts Privacy Act, M.G.L. c. 214, § 1B; and the Massachusetts Maternity Leave Act , M.G.L. c. 149, § 105(d), and all other federal, state and local laws, statutes, regulations or ordinances, including any “whistleblower” law, statute, regulation or ordinance, prohibiting discrimination or pertaining to employment.

(d)    Notwithstanding the foregoing terms, I do not waive or release (i) any claim for the Separation Benefits; (ii) any right or claim that may not legally be waived; (iii) any vested benefits under the Company’s employee benefit plans and programs; (iv) my rights to indemnification and defense, if any, pursuant to the Company’s certificate of incorporation and by-laws; or (v) my rights, if any, under the Company’s D&O insurance policies.

All capitalized terms used in this Release but not defined shall have the meanings given such terms in the Agreement.

This Release does not prohibit me from filing a charge of discrimination with the EEOC or any state or local human rights agency. Nor does this Release prevent me from participating in any investigation or proceeding conducted by the EEOC or any state or local agency. However, the Release does preclude the recovery of monetary damages, including attorney’s fees and costs, against the Released Parties for any charge or claim of discrimination and I hereby waive any right to any relief, including the right to damages, attorney’s fees and costs in connection with any charge or claim for discrimination.

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I represent and warrant that: (a) I have not filed any complaint, charge or claim or initiated any other legal proceedings against any of the Released Parties; (b) no such proceedings have been initiated against any of the Released Parties on my behalf; (c) I am the sole owner of the Claims that are released above; (d) none of these Claims has been transferred or assigned or caused to be transferred or assigned to any other person, firm or other legal entity; and (e) I have the full right and power to grant, execute, and deliver the Release.

I fully understand the provisions and effects of this Release. By signing this Agreement, I acknowledge that I knowingly and voluntarily entered into this Release with the purpose of waiving any rights and releasing any claims under the Age Discrimination in Employment Act of 1967 (the “ADEA”). Specifically, I acknowledge and agree that:

i.	This Release is worded in an understandable way;

ii.	I waive any rights and release all claims arising under the ADEA;

iii.	I do not waive claims under the ADEA that may arise after the date I sign this Release;

iv.	The consideration given by the Company for the waiver of my rights and release of claims is in addition to anything of value to which I am already entitled;

v.	I am being advised by this writing to consult with an attorney prior to executing this Release;

vi.	I have 21 days to consider this Release (although I may voluntarily choose to sign this Release earlier, but in no event earlier than the Separation Date);

vii.	Any changes made to this Release, whether material or immaterial, will not restart the running of this 21-day period;

viii.

I may revoke this waiver of rights and release of any ADEA (age discrimination) claims covered by this Release within seven days of the date I sign this Release by providing a signed, written notice of the decision to revoke to William Bayers, EVP and General Counsel at the Company; and

ix.	This Release will not be effective until the date upon which the revocation period has expired without my revocation, which will be the eighth calendar day after the date I signed this Agreement.

I have read and understand the terms of this Release and knowingly and voluntarily intend to be bound by them:

Signature:	/s/Rosamund Else-Mitchell	Date:	6/28/19
ROSAMUND ELSE-MITCHELL

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